Exhibit 107.1
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Ellington Financial Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid:
	Equity	Common Stock, par value $0.001 per share	Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock, par value $0.001 per share	Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Stockholder Rights to Purchase Common or Preferred Stock	Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Warrants to Purchase Common or Preferred Stock (3)	Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities	Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Depositary Shares, Representing Preferred Stock (4)	Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Units	Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts:					N/A		N/A
	Total Fees Previously Paid:							N/A
	Total Fee Offsets:							N/A
	Net Fee Due:							N/A
(1)An unspecified number or amount of the securities of each identified class of securities is being registered as may be offered and sold from time to time at indeterminate prices. There is also being registered hereunder an indeterminate amount of each identified class of securities as may be issued upon conversion of, or in exchange for, or upon exercise of, or pursuant to, convertible or exchangeable securities that provide for exercise or conversion into or purchase of such securities of Ellington Financial Inc. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.
(2)In reliance upon Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the registration fees relating to securities that are registered and available for sale under this registration statement. Registration fees will be paid subsequently in advance or on a pay-as-you-go basis.
(3)The warrants covered by the registration statement to which this exhibit is attached may be warrants to purchase common stock, preferred stock or depositary shares.
(4)Each depositary share will be issued under a deposit agreement and will be evidenced by a depositary receipt. In the event Ellington Financial Inc. elects to offer to the public fractional interests in shares of the preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests, and shares of preferred stock will be issued to the depositary under the deposit agreement. No separate consideration will be received for the depositary shares.